UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 15, 2009

STANDARD DRILLING, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51569	84-1598154
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1640 Terrace Way, Walnut Creek, CA	94597
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(925) 938-0406

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On September 15, 2009 we received via certified mail a copy of a Final Judgment entered against Standard Drilling, Inc. on June 30, 2009 in the District Court in Johnson County, Texas in the matter of Johnson County vs. Standard Drilling, Inc., cause number T200800519.  The court awarded the taxing unit plaintiffs therein, Johnson County, Texas, Joshua Independent School District, Hill County Junior College and City of Cleburne, Texas, a judgment against our company in the aggregate amount of $202,873.70 for taxes, penalties, interest and attorneys fees, including continuing interest, related to four tracts of land.  The court also awarded Romfor West Africa, Ltd. judgment against our company in the amount of $8,325.00, plus additional attorneys’ fees in the conditional event of appeal.

By way of background, in September 2007, we also entered into an Asset Purchase Agreement with PBT Capital Partners, LLC (“PBT”), a private company whose sole shareholder was Prentis B. Tomlinson, Jr., who was our Chairman and Chief Executive Officer at the time we entered into the agreement.  Under the terms of the Asset Purchase Agreement, PBT acquired substantially all of our assets and assumed substantially all our associated and contingent liabilities in return for leaving not less than $839,068 in cash in our company and providing us a note payable in the amount of $600,000 which was due on or before December 31, 2007 and guaranteed by Mr. Tomlinson, among other provisions.  In October 2008 we entered into a letter agreement with PBT and Mr. Tomlinson pursuant to which PBT was to place $233,425 in escrow on or before December 31, 2008.  These funds were to be applied to the payment of any failure to drill penalties which were accrued by us as of the date of the Asset Purchase Agreement in September 2007 under a lease which was included in the assets acquired by PBT if and to the extent any claim was made against us within 18 months from the date of the letter agreement.  In the event a valid claim was made against us, Mr. Tomlinson agreed to also immediately pay approximately $223,000 on our behalf.  The October 2008 letter agreement also contained representations and warranties from PBT that all failure to drill penalties resulting from another lease which was part of the assets acquired by PBT had been extinguished or released, and that all liabilities under various employment agreements had also been extinguished or released, together with an affirmative undertaking by PBT to provide us with written evidence of these releases.  Finally, the letter agreement contained an obligation of PBT to pay various property taxes totaling approximately $186,000 on our behalf related to assets acquired by it, as well as paying approximately $4,300 to a third party for other services rendered prior to the closing of the Asset Purchase Agreement, and an affirmative undertaking by PBT to provide us with written evidence of these payments.  We agreed that, in exchange for these actions, we would cancel the $600,000 promissory note due us by PBT, which was then in default.  PBT has not deposited the funds in escrow as required, nor have they provided us with any of the releases or evidences of payment as required by the October 2008 letter agreement.  During 2008, we wrote-off the $600,000 note payable to us by PBT, as the collection of the amount was deemed unlikely.  The accounting treatment for the debt does not discharge or otherwise  impact any legal rights we have against PBT and Mr. Tomlinson, whom we contend remain liable for such payment obligations.

The aforedescribed judgment relates to the unpaid property taxes.  Romfor West Africa, Ltd., a cross-plaintiff in the action underlying the judgment, has also served us with written discovery.
We have hired counsel in Texas to evaluate any options we may have with respect to the judgment as well as to represent us in our efforts to collect the amounts due to us by PMT under the $600,000 note and to cause PBT and Mr. Tomlinson to perform in accordance with both the Asset Purchase Agreement and/or the October 2008 letter agreement, as counsel may advise.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD DRILLING, INC.

Date: October 5, 2009	By: /s/ David S. Rector
David S. Rector, Chief Executive Officer